EXECUTIVE OFFICERS' BONUS PLAN

A fiscal 2000 Executive Officers' Incentive Bonus plan is established for distribution after the end of fiscal 2000. Each Vice President and the President (the "Executive Officers") will receive a maximum bonus of 60% of base salary for fiscal 2000 if Consolidated Operating Profit (income before interest, taxes, depreciation, amortization, and payment of any bonuses) is at least $9,232,000 greater than the level achieved in fiscal 1999, as follows:

Each Executive Officer will receive a bonus of 20% of base salary for fiscal 2000 if Consolidated Operating Profit is at least equal to $31,889,000. Thereafter, .72% of base salary will be paid as bonus for each 1% improvement in Consolidated Operating Profit up to a level of $40,804,000. For each additional 1% improvement in Consolidated Operating Profit beyond $40,804,000, an additional 1.56% of base salary will be paid, up to a maximum incentive bonus of 60% of base salary.

Notwithstanding the foregoing, Executive Officers shall not receive any bonus if their division does not attain Operating Profit equal to more than 80% of plan for that division. If Divisional Operating Profit is more than 80% of the division plan but not more than 90%, Executive Officers shall receive 50% of the bonus otherwise payable to them. In between 80% and 90%, the bonus shall be prorated.